NEWS RELEASE
For Immediate Release

Inquiries:
Republic Airways Holdings: 317-484-6069
Midwest Airlines: 414-570-4000

REPUBLIC AIRWAYS COMPLETES MIDWEST ACQUISITION

Milwaukee, Wisconsin, July 31, 2009 – Republic Airways Holdings (NASDAQ:RJET) announced today that it has completed its acquisition of Milwaukee-based Midwest Airlines from TPG Capital, a Ft. Worth, Texas-based private equity firm. As a wholly owned subsidiary of Republic Airways Holdings, Midwest will continue to operate as a branded carrier with its longstanding, award-winning commitment to outstanding customer service.

“We’re excited about the opportunities this merger creates for our Midwest employees and our customers,” said Bryan Bedford, chairman, president and chief executive officer of Republic Airways. “We respect and admire the unique brand and service legacy that Midwest has built over the past 25 years and appreciate the special bond Midwest has with its customers and the communities it has faithfully served. We also understand the past two years have strained that bond; however, today marks our recommitment to redelivering on the brand promise of providing ‘The best care in the air.’ For our part, we look forward to bringing operational and cost efficiencies to Midwest, and working together as strategic partners to grow Midwest.”

On June 23, 2009, Republic announced that it had reached agreement with TPG Capital to acquire 100% of the equity of Midwest Airlines. Republic paid TPG $6 million in cash and has issued a $25 million five-year note, which may be converted to RJET stock at $10 per share.

About Midwest
Midwest Airlines, based in Milwaukee, Wisconsin, features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. More information is available at midwestairlines.com. The airline currently operates 218 daily flights to 33 cities and employs approximately 1,600 aviation professionals.

About Republic
Republic Airways Holdings, based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on approximately 1,200 flights daily to 92 cities in 36 states, Canada, Mexico and Jamaica through airline services agreements with seven U.S. airlines. All of the airlines' flights are operated under their airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express, Midwest Connect, Mokulele Airlines and US Airways Express. The airlines currently employ approximately 4,500 aviation professionals and operate 210 aircraft.

Additional Information
In addition to historical information, this release contains forward-looking statements. Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference.

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